SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2003

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Identification No.)

W6316 Design Drive

Greenville, Wisconsin 54942

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (920) 734-5712

Item 7. Financial Statements and Exhibits.

(c)  Exhibits

This exhibit is furnished pursuant to Item 12 and shall not be deemed to be “filed”.

Exhibit No.	Description
99.1	Press Release of School Specialty, Inc., dated August 12, 2003.

Item 12. Results of Operations and Financial Condition.

On August 12, 2003, School Specialty, Inc. announced its financial results for fiscal 2004’s first quarter ended July 26, 2003 and certain other information.

The press release, which has been attached as Exhibit 99.1, discloses certain financial measures, such as EBITDA (earnings before interest and other, taxes, depreciation and amortization) and free cash flow, which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that certain non-GAAP financial measures, including EBITDA and free cash flow, are helpful when presented in conjunction with the comparable GAAP measures. EBITDA eliminates the effects of interest and other, taxes, depreciation and amortization from period to period, which the Company believes is useful to management, investors and other interested parties in evaluating the operating performance of the Company as these costs are not directly attributable to the underlying performance of the business operations. Free cash flow is used as a liquidity measure that provides useful information to management, investors and other interested parties about the amount of cash generated by the business after reinvestment of cash from operations in capital expenditures. The Company uses free cash flow as a financial metric to evaluate investing and financing alternatives. Free cash flow is the amount of cash generated from operating activities after the acquisition of property and equipment, net of proceeds from disposal of property and equipment. Cash flow from operating activities is further adjusted for the activity under the Company’s accounts receivable securitization facility, which the Company considers a financing instrument. In addition, the Company refers to these financial measures to facilitate comparisons to historical results. These financial measures should be considered in addition to, and not as a substitute for net income or operating income, cash flows or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in the press release have been reconciled within the press release to the nearest GAAP measure.

As used herein, “GAAP” refers to accounting principles generally accepted in the United States.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCHOOL SPECIALTY, INC.

(Registrant)

Date: August 12, 2003	/s/ David J. Vander Zanden
David J. Vander Zanden
President and Chief Executive Officer
(Principal Executive Officer)

Date: August 12, 2003	/s/ Mary M. Kabacinski
Mary M. Kabacinski
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of School Specialty, Inc., dated August 12, 2003.

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